Exhibit 4.5

Execution Copy

OMNIBUS AGREEMENT

TO

STOCKHOLDERS’ AGREEMENT

This Omnibus Agreement to Stockholders’ Agreement (this “Agreement”), dated as of August 31, 2012, is entered into by and among CCIB Holdco, Inc., a Delaware corporation (the “Company”), Cetus Capital II, LLC, a Delaware limited liability company (“Cetus”), IBP Investment Holdings, LLC, a Delaware limited liability company (“IIH”), IBP Management Holdings, LLC, a Delaware limited liability company (“Management Holdings”), and GNV Holdings, LLC, a Georgia limited liability company (“GNV”).

WHEREAS, the Company, Cetus, IIH and Management Holdings are parties to a Stockholders Agreement, dated as of November 4, 2011 (the “Original Agreement” and together with the amendments set forth below, the “Stockholders Agreement”);

WHEREAS, GNV, the Company and Installed Building Products, LLC, a Delaware limited liability company (“IBP”), are parties to a Membership Interest Purchase Agreement, dated as of the date hereof (the “GNV Purchase Agreement”), pursuant to which, among other things, IBP will purchase 100% of the issued and outstanding membership interests of TCI Contracting, LLC, a Georgia limited liability company, and GNV will be issued certain shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”); and

WHEREAS, it is a condition to the closing of the transactions contemplated by the GNV Purchase Agreement that the Original Agreement be amended on the terms contained herein and that GNV become a party to the Original Agreement, as amended hereby.

NOW, THEREFORE, in consideration of the mutual covenants and premises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms not otherwise defined herein, will have the meaning given to them in the Original Agreement.

ARTICLE II

AMENDMENTS

The Company, Cetus (as the holder of a at least a majority of the issued and outstanding shares of Series A Preferred Stock as of the date hereof) and Cetus and IIH (as the holders of at least eighty percent (80%) of the issued and outstanding shares of Common Stock as of the date hereof), hereby amend the Original Agreement as follows:

Section 2.1 Definitions. Article I of the Original Agreement is amended by adding the following defined terms in alphabetical order therein:

(a) ““GNV” means GNV Holdings, LLC, a Georgia limited liability company.”

(b) ““GNV Purchase Agreement” means the Membership Interest Purchase Agreement, dated as of the 31st day of August, 2012, by and among, IBP, the Company and GNV.

(c) ““IBP” means Installed Building Products, LLC, a Delaware limited liability company.”

(d) ““IBP Stockholder” means IBP Investment Holdings, LLC, a Delaware limited liability company, and any Permitted Transferee of IBP Investment Holdings, LLC.

Section 2.2 Transfer Restrictions. Section 3.1(b) of the Original Agreement is hereby amended by adding the following as an additional sentence to the end of such Section:

“Notwithstanding anything contained herein to the contrary, except as contemplated by Section 3.3 and Section 3.4, for so long as the Company and IBP may make an indemnification claim, or there is an unresolved indemnification claim by the Company and IBP, against GNV under the GNV Purchase Agreement, GNV may not Transfer any Company Stock without the prior written consent of the Company.”

Section 2.3 Amendments and Modifications; Waiver. The first sentence of Section 9.9 of the Original Agreement is hereby deleted and replaced in its entirety with the following:

“Subject to Section 8.1, neither this Agreement nor any provision hereof may be waived, modified, amended or terminated except by a written agreement signed by the Company, the holders of at least a majority of the issued and outstanding Series A Preferred Stock and (i) prior to the occurrence of any Board Take Over Event, the holders of at least eighty percent (80%) of the issued and outstanding Common Stock; or (ii) from and after the occurrence of any Board Take Over Event the holders of at least a majority of the issued and outstanding First Lien Shares; provided, however, that no amendment or waiver of Sections 2.1, 2.3, 2.6, 3.1 or 5.1 hereof shall be effective except by the written consent of Cetus and the Majority Holders holding at least a majority of the shares of Common Stock held by the Majority Holders; provided, further, that no amendment or waiver of the last sentence of Section 3.1(b) hereof shall be effective except by the written consent of Cetus and the Majority Holders holding at least a majority of the shares of Common Stock held by the Majority Holders and GNV; provided, further, that no waiver, modification, amendment or termination which would adversely affect the rights of any Stockholder Party without similarly affecting the rights of all other Stockholder Parties in a proportionate manner shall be effective as to such Stockholder Party if such Stockholder Party shall not have consented in writing thereto.”

NOTE: AMENDMENT TO SECTION 9.9 TO BE CONFORMED TO LANGUAGE IN AMENDED AND RESTATED STOCKHOLDERS AGREEMENT.

Section 2.4 GNV Tag-along Rights. The Original Agreement is hereby amended by adding the following as a new Section 3.4:

“Section 3.4 GNV Tag-along Rights.

(a) In the event of a proposed sale of Common Stock (other than pursuant to a Company Sale pursuant to Section 3.3 or to a Permitted Transferee) by an IBP Stockholder (the “Selling IBP Stockholder”), the result of which is that such Selling IBP Stockholder will no longer be the single largest holder of (or at any time when such Selling IBP Stockholder is not the single largest holder of) the issued and outstanding shares of Common Stock, then the Selling IBP Stockholder shall, at least thirty (30) days prior to such sale, deliver to GNV written notice (the “Selling IBP Stockholder’s Notice”) thereof describing the number of shares of Common Stock subject to the sale and the terms and conditions of such sale. Upon receipt of a Selling IBP Stockholder’s Notice, GNV, by giving written notice to the Selling IBP Stockholder of its election to participate in such proposed sale not later than ten (10) days following receipt of the Selling IBP Stockholder’s Notice, may participate in such sale by including therein up to a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock to be sold by the Selling IBP Stockholder in connection with such sale and (ii) a fraction, the numerator of which is the number of shares of Common Stock then owned by GNV immediately prior to giving effect to such sale and the denominator of which is the aggregate number of shares of Common Stock then owned by the Selling IBP Stockholder and GNV immediately prior to giving effect to such sale. Such sale shall be made on the same terms and conditions of the sale described in the Selling IBP Stockholder’s Notice. The number of shares of Common Stock to be sold by the Selling IBP Stockholder in connection with such sale shall be reduced by the number of shares of Common Stock GNV elects to sell pursuant to this Section 3.4.

(b) If GNV timely elects to participate in any sale pursuant to this Section 3.4, GNV and the Selling IBP Stockholder shall sell to such prospective purchaser or purchasers the number of shares of Common Stock that each is entitled to sell pursuant to Section 3.4(a) on terms and conditions not more favorable to such purchaser or purchasers than those contained in the Selling IBP Stockholder’s Notice.

(c) To the extent that any prospective purchaser or purchasers refuses to purchase shares of Common Stock from GNV hereunder, the Selling IBP Stockholder shall not sell to such prospective purchaser or purchasers any shares of Common Stock unless and until, simultaneously with such sale, the Selling IBP Stockholder shall purchase such shares of Common Stock from such GNV for the same consideration and on the same terms and conditions of the sale of the Selling IBP Stockholder to the prospective purchaser or purchasers.”

ARTICLE III

RATIFICATION

Except as provided specifically herein, the Original Agreement is ratified, confirmed and approved in all respects by the Company, Cetus, IIH and Management Holdings.

ARTICLE IV

CONSENT OF SERIES A PREFERRED HOLDERS

Notwithstanding anything contained in the Original Agreement to the contrary, including, without limitation, Sections 2.3(a), 2.3(e) and 2.3(s) thereof, the Series A Preferred Holders and the First Lien Holders hereby consent to (i) the Company entering into, and consummating the transactions contemplated by, the GNV Purchase Agreement in the form of Exhibit A hereto and (ii) amending the Company’s Certificate of Incorporation as contemplated by the Amendment in the form of Exhibit B hereto.

ARTICLE V

JOINDER

The parties hereto hereby agree that upon the execution of this Agreement, GNV shall become a party to the Original Agreement (as amended hereby) and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Original Agreement (as amended hereby) as though an original party thereto and shall be deemed to be a Stockholder Party for all purposes thereof.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Expenses. All costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 6.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given and received if properly addressed: (a) if delivered personally, by commercial delivery service or by facsimile (with acknowledgment of a complete transmission), on the day of delivery; (b) if delivered by internationally recognized courier (appropriately marked for next day delivery), one (1) Business Day after sending; or (c) if delivered by first class, registered or certified mail (return receipt requested), three (3) Business

Days after mailing. Notices shall be deemed to be properly addressed to any party hereto if addressed to the addresses (or at such other address for a party as shall be specified by like notice) set forth on the signature page hereto of the party or parties to receive such notice.

Section 6.3 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) The words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 6.4 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 6.5 Entire Agreement. The Original Agreement, as amended by this Agreement, the exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. In the event of any inconsistency or conflict between the Original Agreement, as amended by this Agreement, and any Organizational Document, the parties hereto and the Company shall, to the extent permitted by Applicable Law, amend such Organizational Document to comply with the terms of the Original Agreement, amended by this Agreement.

Section 6.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 6.7 No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.8 Amendment and Modification; Waiver. Neither this Agreement nor any provision hereof may be waived, modified, amended or terminated except by a written agreement signed by the Company, the holders of at least a majority of the issued and outstanding Series A Preferred Stock and (i) prior to the occurrence of any Board Take Over Event, the holders of at least eighty percent (80%) of the issued and outstanding Common Stock; or (ii) from and after the occurrence of any Board Take Over Event the holders of at least a majority of the issued and outstanding First Lien Shares; provided, however, that no waiver, modification, amendment or termination which would materially and disproportionately adversely affect the rights of any party shall be effective as to such party if such party shall not have consented in writing thereto. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 6.9 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware. Each party irrevocably and unconditionally submit, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined only in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereto waives in all disputes any objection that it may have to the location of jurisdiction of the court designated to consider such dispute in accordance with the first sentence of this Section 6.9. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any action, proceeding or investigation in any court or before any Governmental Entity arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 6.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state or foreign jurisdiction having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 6.11 Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

Section 6.12 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission (including in the form of a PDF file) shall be binding to the same extent as an original signature page. Any party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to any other party that requests such original counterpart.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, each of the parties to this Agreement has executed and delivered this Agreement, or caused this Agreement to be executed and delivered by its duly authorized representative(s), as of the date first written above.

COMPANY:

Address:		CCIB HOLDCO, INC.

CCIB HOLDCO, INC.
495 South High Street
Suite 50		By	/s/ Michael T. Miller
Columbus, OH 43215-5689		Name:	Michael T. Miller
Attention:	Michael T. Miller	Title:	EVP - Finance
Telephone:	(614) 221-3224
Telecopy:	(614) 221-3214

[Signature Page to Omnibus Agreement to Stockholders Agreement]

SERIES A PREFERRED HOLDER AND COMMON STOCK HOLDER:

Address:		CETUS CAPITAL II, LLC

CETUS CAPITAL II, LLC
8 Sound Shore Drive, Suite 303
Greenwich, CT 06830		By	/s/ Robert E. Davis
Attention:	Robert Davis	Name:	Robert E. Davis
Telephone:	(203) 552-3586	Title:	Managing Director
Telecopy:	(203) 552-3550

COMMON STOCK HOLDERS:

Address:		IBP INVESTMENT HOLDINGS, LLC

IBP INVESTMENT HOLDINGS, LLC
495 South High Street
Suite 50		By	/s/ Michael T. Miller
Columbus, OH 43215-5689		Name:	Michael T. Miller
Attention:	Michael T. Miller	Title:	Member
Telephone:	(614) 221-3224
Telecopy:	(614) 221-3214

Address:		IBP MANAGEMENT HOLDINGS, LLC

IBP MANAGEMENT HOLDINGS, LLC
495 South High Street
Suite 50		By	/s/ Jeffrey W. Edwards
Columbus, OH 43215-5689		Name:	Jeffrey W. Edwards
Attention:	Michael T. Miller	Title:	Manager
Telephone:	(614) 221-3224
Telecopy:	(614) 221-3214

[Signature Page to Omnibus Agreement to Stockholders Agreement]

JOINDER PARTY:

Address:		GNV HOLDINGS, LLC

4080 McGinnis Ferry Road, #1504
Alpharetta, Georgia
30005
Attention:	J. Michael Nixon	By	/s/ J. Michael Nixon
Telephone:	(678) 990-6014	Name:	J. Michael Nixon
Telecopy:	(678) 990-5659	Title:	Manager

[Signature Page to Omnibus Agreement to Stockholders Agreement]

Exhibit A

GNV Purchase Agreement

A-1

Exhibit B

Amendment to Certificate of Incorporation

B-1